SEVENTH PROSPECTUS SUPPLEMENT
             (to Prospectus dated January 15, 1997,
       First Prospectus Supplement dated February 6, 1997,
      Second Prospectus Supplement dated February 27, 1997,
        Third Prospectus Supplement dated March 18, 1997,
        Fourth Prospectus Supplement dated April 3, 1997,
      Fifth Prospectus Supplement dated April 10, 1997 and
        Sixth Prospectus Supplement dated April 23, 1997)

            Filed Pursuant to Rules 424(b)(3) and (c)
          Registration Nos. 333-16307 and 333-16307-01


        4,025,000 Trust Convertible Preferred Securities


                     VANSTAR FINANCING TRUST
          6-3/4% Trust Convertible Preferred Securities
         (Liquidation Amount $50 per Preferred Security)
      guaranteed by, and convertible into Common Stock of,
                       VANSTAR CORPORATION

          ---------------------------------------------

     This Seventh Prospectus Supplement supplements and amends the Prospectus dated January 15, 1997, as supplemented and amended by that First Prospectus Supplement dated February 6, 1997, that Second Prospectus Supplement dated February 27, 1997, that Third Prospectus Supplement dated March 18, 1997, that Fourth
Prospectus Supplement dated April 3, 1997, that Fifth Prospectus Supplement dated April 10, 1997 and that Sixth Prospectus Supplement dated April 23, 1997 (collectively, the "Prospectus") relating to the 6-3/4% Trust Convertible Preferred Securities (the "Preferred Securities") which represent preferred undivided beneficial ownership interests in the assets of Vanstar Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.001 per share (the "Company Common Stock"), of Vanstar Corporation, a Delaware corporation, issuable upon conversion of the Preferred Securities. All capitalized terms used but not otherwise defined in this Seventh Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

     Following their original issuance by the Trust, the Preferred Securities have been resold by the Initial Purchasers and subsequent purchasers thereof to qualified institutional buyers in transactions exempt from registration under Rule 144A promulgated under the Securities Act. The Preferred Securities have been and will remain eligible for resale on the PORTAL Market. However, Preferred Securities resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. The Company and the Trust do not currently intend to list the Preferred Securities resold pursuant to this Prospectus on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities resold under this Prospectus. See "Risk Factors - Absence of Public Market for the Preferred Securities on Resale" in the Prospectus.

     Neither the Company nor the Trust will receive any of the proceeds from the sale of the Preferred Securities by the Selling
Holders. Expenses of preparing and filing the Registration
Statement, the Prospectus, this Seventh Prospectus Supplement and all other prospectus supplements are borne by the Company.

     The Prospectus, together with this Seventh Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" BEGINNING ON PAGE 13 OF THE PROSPECTUS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION NOR HAS THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY
                     IS A CRIMINAL OFFENSE.

    The date of this Prospectus Supplement is June 10, 1997.

     The Prospectus is hereby amended to modify the "Selling
Holders" table located therein to add the following information to the end thereof:

     The table below sets forth information as of June 10, 1997 concerning beneficial ownership of the Preferred Securities of the Selling Holders therein listed. All information concerning beneficial ownership has been furnished by the Selling Holders.


                                                Preferred Securities
                                                Owned Before Offering        No. of Preferred
                                               -----------------------     Securities Offered in
          Name of Selling Holder(1)              Number     Percent(2)         the Offering
      -------------------------------          ---------    ----------     ---------------------
85.   NatWest Securities Corp.                   232,500        5.8%               232,500
86.   Robertson, Stephens & Co. LLP(3)            10,100         *                  10,100
87.   Bond Fund Series - Oppenheimer
         Bond Fund for Growth                     35,000         *                  35,000
88.   Credit Research & Trading LLC                5,000         *                   5,000
                                               ---------    ----------     ---------------------
             TOTAL(4)                          3,653,660       90.8%             3,653,660
____________________
 *   Represents less than 1 percent.
(1)  Information concerning Selling Holders numbered 1 through
     46, 47 through 69, 70 through 74, 75 through 80, 81 and 82 through 84 is included in the First Prospectus Supplement
     dated February 6, 1997 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated February 27, 1997 (the
     "Second Prospectus Supplement"), the Third Prospectus
     Supplement dated March 18, 1997 (the "Third Prospectus
     Supplement"), the Fourth Prospectus Supplement dated April 3,
     1997 (the "Fourth Prospectus Supplement"), the Fifth
     Prospectus Supplement dated April 10, 1997 (the "Fifth
     Prospectus Supplement") and the Sixth Prospectus Supplement
     dated April 23, 1997 (the "Sixth Prospectus Supplement"),
     respectively.
(2)  Percentage indicated is based upon 4,025,000 Preferred
     Securities outstanding on June 10, 1997.
(3)  Represents additional Preferred Securities not listed in the
     First Prospectus Supplement (which listed 77,250 Preferred
     Securities), the Second Prospectus Supplement (which listed
     48,450 Preferred Securities), the Third Prospectus Supplement
     (which listed 195,150 Preferred Securities), the Fourth
     Prospectus Supplement (which listed 46,600) or the Fifth
     Prospectus Supplement (which listed 41,500 Preferred
     Securities).  Robertson, Stephens & Company, LLC, an
     affiliate of Robertson, Stephens & Co. LLP ("Robertson,
     Stephens"), has in the past provided to the Company and/or its affiliates investment banking and/or investment advisory
     services including (i) acting as lead Initial Purchaser in the
     Original Offering and the Over-Allotment Offering and (ii)
     acting as lead underwriter in the Company's initial public offering occuring March 11, 1996.  In each case, Robertson,
     Stephens has received only customary fees in connection with the provision of such services.
(4)  Includes 1,978,750 Preferred Securities (or 49.2% of the
     total number of Preferred Securities outstanding) set forth in the First Prospectus Supplement, 608,000 Preferred
     Securities (or 15.1% of the total number of Preferred
     Securities outstanding) set forth in the Second Prospectus
     Supplement, 287,650 Preferred Securities (or 7.1% of the
     total number of Preferred Securities outstanding) set forth in the Third Prospectus Supplement, 335,560 Preferred
     Securities (or 8.3% of the total number of Preferred
     Securities outstanding) set forth in the Fourth Prospectus
     Supplement, 41,500 Preferred Securities (or 1.0% of the total number of Preferred Securities outstanding) set forth in the
     Fifth Prospectus Supplement and 119,600 Preferred Securities
     (or 3.0% of the total number of Preferred Securities
     outstanding) set forth in the Sixth Prospectus Supplement.


Except as set forth above or in the Prospectus, none of the other
Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates.

     The Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Preferred Securities since the date on which they provided the information regarding their Preferred Securities in transactions exempt from the registration requirements of the Securities Act. The above listed Selling Holders have not converted any of the Preferred Securities into shares of Company Common Stock. See "Description of Preferred Securities - Conversion Rights" in the Prospectus. Additional Selling Holders or other information concerning the above listed Selling Holder may be set forth from time to time in additional prospectus supplements.